UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 19, 2010

Date of Report
(Date of Earliest Event Reported)

Tuffnell Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-53610	26-2463465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Oxford St,
London W1D 2EU
United Kingdom

  (Address of principal executive offices)
011-44-020-7903-5084

  (Registrant's telephone number, including area code)

N/A

  (Former name and former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 12, 2010, Mr. Jared Beebe, age 60, of Quebec, Canada was appointed to the board of directors of Tuffnell Ltd. (the “Company”) pursuant to Section 4.1 of the Bylaws of the Company. Mr. Beebe will be compensated at $500 (U.S.) per month for his services as a director of the Company.

Mr. Beebe is an exploration geologist with over 20 years of experience working in the mining industry.  He is currently the Regional Exploration Manager with Alexandria Minerals of Val D`Or Quebec.  From June 1997 to December 2009, he was a Senior Geologist and Project Manager for Whistle Pig Exploration Inc. and worked with such clients as Endeavor Silver, Clifton Star Resources, Freewest Resources, Noront Resources, Kootenay Gold, Soho Resources and Unigold Resources. In 1996 and 1997, he worked for Watts, Griffes and McOuat, and from February 1987 to August 1996, he worked as a Contract Geologist and Project Geologist for various companies.  Mr. Beebe earned a Bachelor of Science degree in Geology from Metropolitan State College, Denver, Colorado in 1981.  He is a member of the American Institute of Professional Geologists,  the Geological Society of Nevada, the Ordre du Géologues du Québec, and the Society of Economic Geologists . He is currently a director for Patriot Gold and American Goldfields.

Effective April 1, 2010, Mr. Richard J. Kehmeier, age 62, of Conifer, Colorado was appointed to the board of directors of the Company pursuant to Section 4.1 of the Bylaws of the Company. Mr. Kehmeier will be compensated at $500 (U.S.) per month for his services as a director of the Company.

Mr. Kehmeier obtained his Bachelor of Science Degree in Geological Engineering in 1970 and his Master of Science degree in Geology in 1973 from the Colorado School of Mines. Mr. Kehmeier is a member of the American Institute of Professional Geologists, the Society of Economic Geologists, and the Geological Society of Nevada.

During the past 40 years, Mr. Kehmeier has been a practicing geologist in the United States, Canada and internationally.  Since 2008, he has worked as a Senior Geologist with Vector Engineering, and from 1999 to 2008, he has been a consultant geologist for various companies. Over the years he has worked with such companies as Midwest Oil, Anaconda, URADCO, Union Carbide, Atlas, Gold Reserve, and Golden Odyssey. He is currently a director of American Goldfields and Colonnade Capital.

Effective February 26, 2010, Mr. George (Gyorgy) Dory, age 55, was appointed President, Secretary, Treasurer and a director of the Company.   From January to April 2009, he was the finance director for manufacturing with Alstom Power Systems.  From November 2006 to March 2008, he was the finance operational controller with Honeywell Technologies Sarl. From September 2005 to November 2006, he was the financial controller for Honeywell Hotechnikai Kft., and between 1999 and 2005, he was the financial director/controller of Tyco Electronics Hungary Kft.

In 1982, Mr. Dory received his bachelors of business administration from Concordia University, and in 1985 he received his MBA from Concordia University. Mr. Dory will be compensated $4,000 (U.S.) per month for his services to the Company as an officer and director.

Item 8.01	--	Other Events

Management is in the process of analyzing initial exploration targets for its Little Butte project in Arizona.  This is an advanced stage project and is near drill ready. As a result management is in the process of making a decision for initiating its first phase of activity on the project.  Management has already analyzed the location and access to working on the property.  In Arizona during the summer months the temperatures become extremely high so with this in mind management is meeting to expedite work on the project and hopes to have drill dates within the next few weeks.  Management is not overly concerned with the high temperatures in the region but with that in mind we believe it is important to begin working on the property immediately.

Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2010	Tuffnell Ltd.

/s/ George Dory
George Dory, Chief Executive Officer and President